MVC CAPITAL APPOINTS PETER SEIDENBERG AS CHIEF FINANCIAL OFFICER


PURCHASE, NY - OCTOBER 3, 2005- MVC Capital (NYSE: MVC), a publicly traded business development company that makes private debt and equity investments today announced the appointment of Peter Seidenberg as chief financial officer
(CFO). In conjunction with Mr. Seidenberg's appointment as CFO, Frances Spark will step down as the Fund's CFO in order to work for the Fund as an investment professional and provide administrative and other services for portfolio companies.


At 36 years of age, Mr. Seidenberg brings over ten years of experience in corporate finance, operations and general management for both public and private companies including Fortune 100 organizations. Prior to Mr. Seidenberg's appointment as CFO of MVC Capital, Mr. Seidenberg worked as a Principal of Nebraska Heavy Industries, LLC (NHI), a turnaround management firm and middle market buyout fund. While at NHI, Mr. Seidenberg worked on several engagements including serving as the CFO of Commerce One, Inc., a business-to-business process management software company.


Prior to his tenure at NHI, Mr. Seidenberg worked as the Director of Finance and Business Development and as Corporate Controller for Plumtree Software, a market leader in corporate portal software. While at Plumtree, Mr. Seidenberg was responsible for driving the firm's strategic initiatives, managing the firm's finance and accounting staff, managing the company's budget and handling all treasury and tax matters. In addition, Mr. Seidenberg also worked on three acquisitions on behalf of the company.


Before joining Plumtree, Mr. Seidenberg was employed by AlliedSignal as a Manager of Financial Operations for their Electronic Materials division and as a Manager of Finance and Administration for the company's InterChip division. None of Mr. Seidenberg's prior experience was with an affiliated entity of the Fund.


"Our people are critical to the success of our Fund and we are delighted to have Peter operating as our CFO," said Michael Tokarz, Chairman and Portfolio
Manager of MVC Capital. "We would like to take this opportunity to thank Ms. Spark for her work throughout the last years as the Fund's CFO and are looking forward to having her dedicated to our portfolio companies going forward."


MVC Capital is a Business Development Company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC Capital, please contact investor relations at 914.510.9400.


FORWARD-LOOKING STATEMENTS
THE INFORMATION CONTAINED IN THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE INHERENT UNCERTAINTIES IN PREDICTING FUTURE RESULTS AND CONDITIONS. CERTAIN FACTORS COULD CAUSE ACTUAL RESULTS AND CONDITIONS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS, AND THESE FACTORS ARE ENUMERATED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                      # # #